WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending August 31, 2008

Dear Interest Holder:

Enclosed is the report for the period of August 31, 2008 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of August 31, 2008 was $112.44, a decrease of -4.29% from the July 31, 2008 value of $117.48. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +6.67% as of August 31, 2008.

STATEMENT OF INCOME (LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$195,837.22
Change in Unrealized Gain/(Loss)	$(4,466,195.57)
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	$(26,360.59)

Total Trading Income	$(4,296,718.94)

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$11,358.72
Management Fees	$42,163.21
Advisory Fees	$176,171.77
Offering Fees	$0.00
Incentive Fees	$(50,826.37)
Other Expenses	$292,987.99

Total Expenses	$471,855.32

Interest Income	$427,993.27

Net Income (Loss) from the Period	$(4,340,580.99)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$101,191,693.19	$117.48
Addition	$4,013,300.00
Withdrawal	$(535,151.90)
Net Income/(Loss)	$(4,340,580.99)

Month End	$100,329,260.30	$112.44

Monthly Rate of Return	-4.29%
Year to Date Rate of Return	6.67%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending August 31, 2008

Dear Interest Holder:

Enclosed is the report for the period of August 31, 2008 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of August 31, 2008 was $114.32, a decrease of -4.12% from the July 31, 2008 value of $119.23. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +8.09% as of August 31, 2008.

STATEMENT OF INCOME (LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$30,388.12
Change in Unrealized Gain/(Loss)	$(693,020.97)
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	$(4,090.38)

Total Trading Income	$(666,723.23)

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$1,762.54
Management Fees	$6,542.48
Advisory Fees	$27,336.63
Offering Fees	$0.00
Incentive Fees	$(7,886.74)
Other Expenses	$19,296.70

Total Expenses	$47,051.61

Interest Income	$66,411.85

Net Income (Loss) from the Period	$(647,362.99)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$15,701,946.97	$119.23
Addition	$368,000.00
Withdrawal	$(76,941.99)
Net Income/(Loss)	$(647,362.99)

Month End	$15,345,642.00	$114.32

Monthly Rate of Return	-4.12%
Year to Date Rate of Return	8.09%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 2